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EXHIBIT 4.4

                                 THIRD AMENDMENT

                                     to the

                        PREFERRED SHARES RIGHTS AGREEMENT

                                     between

                        FUSION MEDICAL TECHNOLOGIES, INC.

                                       and

                          EQUISERVE TRUST COMPANY, N.A.


     This third amendment (the "Amendment") to the Preferred Shares Rights Agreement is made and entered into as of February 26, 2002 between Fusion Medical Technologies, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. (the "Rights Agent"). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to them in the Rights Agreement (as defined herein).

                                    RECITALS

     WHEREAS, the Company and BankBoston, N.A., predecessor in interest to the Rights Agent, entered into the Preferred Shares Rights Agreement dated as of October 10, 1997 (as amended on March 30, 1999 and April 11, 2001, the "Rights Agreement");

     WHEREAS, EquiServe Trust Company, N.A. has assumed the duties of Rights Agent from BankBoston, N.A.;

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights (as defined in the Rights Agreement);

     WHEREAS, the Company, Baxter International Inc., a Delaware corporation ("Parent") and HB2002 Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") intend to enter into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") pursuant to which, among other things, Merger Sub will merge with the Company (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive $10.00 in shares of common stock of Baxter International Inc., upon the terms and subject to the conditions of the Reorganization Agreement;

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     WHEREAS, on February 26, 2002, the Board of Directors of the Company
resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreement; and

     WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     2. Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end of the definition of "Acquiring Person":

          "Notwithstanding the foregoing, neither Baxter International Inc., a Delaware corporation ("Acquiror"), nor HB2002 Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), or any other subsidiary or affiliate of Acquiror, shall be an "Acquiring Person" solely by virtue of the execution of the Agreement and Plan of Merger and Reorganization dated as of February 26, 2002 (the "Reorganization Agreement"), by and among Acquiror, Merger Sub and the Company, the execution of the Voting Agreements dated as of February 26, 2002 between the Acquiror and certain stockholders of the Company (the "Voting Agreements") or the consummation of the Merger (as defined in Reorganization Agreement)."

     3. Section 1(jj) of the Rights Agreement is hereby amended by inserting the following at the end of the definition of "Shares Acquisition Date":


          "Notwithstanding the foregoing, no "Shares Acquisition Date" shall occur solely by reason of the execution of the Reorganization Agreement, the execution of the Voting Agreements or the consummation of the Merger (as defined in the Reorganization Agreement)."

     4. Section 1(qq) of the Rights Agreement is hereby amended by inserting the following at the end of the definition of "Triggering Event":

          "Notwithstanding the foregoing, a "Triggering Event" shall not occur solely by reason of the execution of the Reorganization Agreement, the execution of the Voting Agreements or the consummation of the Merger (as defined in the Reorganization Agreement)."

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     5. Section 3(a) of the Rights Agreement is hereby amended by inserting the following at the end of the section:

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a "Distribution Date" shall not occur solely by reason of the execution of the Reorganization Agreement, the execution of the Voting Agreements or the consummation of the Merger (as defined in the Reorganization Agreement)."

     6. Section 3(c) of the Rights Agreement is hereby amended by inserting the following at the end of the legend, which is the second paragraph in Section 3(c):

          "EQUISERVE TRUST COMPANY, N.A. IS THE SUCCESSOR RIGHTS AGENT TO THE ABOVE-REFERENCED AGREEMENT"

     7. Section 13 of the Rights Agreement is hereby amended by inserting the following as Section 13(h) at the end of Section 13:

          "(h) Notwithstanding the foregoing, no Section 13 Event shall occur solely by reason of the execution of the Reorganization Agreement, the execution of the Voting Agreements or the consummation of the Merger (as defined in the Reorganization Agreement)."

     8. Section 21 of the Rights Agreement is hereby deleted in its entirety and amended to read as follows:

          "Change of Rights Agent. The Rights Agent or any successor Rights
           ----------------------
          Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail and to the holders of the Rights Certificates by first-class mail. In the event the Transfer Agency and Services Agreement terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise

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          corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this
          Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

     9. The address contained in Section 26 of the Rights Agreement is hereby deleted in its entirety and amended to read as follows:

                                EquiServe Trust Company, N.A.
                                150 Royall Street
                                Canton, MA 02021
                                ATTN: Client Administration

     10. Effective Date. This Amendment shall be deemed effective as of the date first written above but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and authorization by the Board of Directors of the Company approving the Amendment; (b) delivery of a certificate of compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

     11. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

     12. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     13. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

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     14. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company dated as of February 26, 2002, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Rights Agreement.

                  [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and attested, all as of the day and year first above written.

                                     Fusion Medical Technologies, Inc.

                                     By:         /s/ Larry J. Strauss
                                         ---------------------------------------
                                     Name: Larry J. Strauss
                                     Title: Vice President, Finance and Chief
                                            Financial Officer


                                     EQUISERVE TRUST COMPANY, N.A., as Rights
                                     Agent

                                     By:        /s/ Carol Mulvey-Eori
                                         ---------------------------------------
                                     Name: Carol Mulvey-Eori
                                     Title: Managing Director Client
                                            Administration



             [SIGNATURE PAGE TO THIRD AMENDMENT TO RIGHTS AGREEMENT]